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                                                                     EXHIBIT 5.1
























                       OPINION OF SNOW BECKER KRAUSS P.C.







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                                                                     EXHIBIT 5.1





                               February 13, 1998



Enamelon, Inc.
15 Kimball Avenue
Yonkers, New York 10704


          Re: Registration Statement on Form S-8 Relating to 2,132,125 Shares of Common Stock, Par Value $. 001 Per Share, of Enamelon, Inc. Issuable Under the 1993 Stock Option Plan or the 1997 Incentive Stock Option Plan
               ---------------------------------------------------------------

Gentlemen:

         We are counsel to Enamelon, Inc., a New York corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to 2,132,125 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable upon the exercise of options granted, as well as stock options to be granted, pursuant to the Company's 1993 Stock Option Plan or the 1997 Incentive Stock Option Plan (together the "Plans").

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Plans, resolutions of the Board of Directors of the Company relating to the adoption of the Plans and the proposed registration and issuance of the Shares and such other corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of any options duly granted pursuant to the terms of the Plans have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Plans and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to this firm under the heading "Interests of Named Experts and Counsel." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.



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         SBK Investment Partners, a partnership consisting of members of this firm, owns 96,600 shares of Common Stock and holds a currently exercisable option to purchase 32,628 shares of Common Stock at $3.22 per share. In addition, certain members of this firm beneficially own Common Stock individually.


                             Very truly yours,


                             /s/ Snow Becker Krauss P.C.
                             --------------------------------
                             SNOW BECKER KRAUSS P.C.